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                                                                 EXHIBIT 10.23


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                                  GENUITY INC.

                            EXECUTIVE DEFERRAL PLAN

                                 _____________

                             Effective May 22, 2000


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                               TABLE OF CONTENTS

Article I. INTRODUCTION..............................................  1

        1.01.   Name of Plan.........................................  1
        1.02.   Purposes of Plan.....................................  1
        1.03.   Effective Date.......................................  1

Article II. DEFINITIONS AND USE......................................  2

        2.01.   Definitions..........................................  2
        2.02.   Gender and Number....................................  4

Article III. ELIGIBILITY AND ELECTION TO DEFER.......................  5

        3.01.   Eligibility..........................................  5
        3.02.   Deferral Amounts.....................................  5
        3.03.   Election to Defer....................................  5
        3.04.   Designation of Beneficiaries.........................  8

Article IV. ACCOUNTS AND INTEREST....................................  9

        4.01.   Accounts.............................................  9
        4.02.   Hypothetical Investment Performance..................  9
        4.03.   Matching Contributions............................... 11
        4.04.   Hypothetical Nature of Accounts and Investments...... 12

Article V. PAYMENTS.................................................. 13

        5.01.   Exclusive Entitlement to Payment..................... 13
        5.02.   Method of Payment.................................... 13
        5.03.   Payment Commencement................................. 14
        5.04.   Accelerated Distributions............................ 15
        5.05.   Limitations on Rights to Payment..................... 15

Article VI. MISCELLANEOUS............................................ 17

        6.01.   Plan Administration.................................. 17
        6.02.   Appeals Procedure.................................... 17
        6.03.   Rights Not Assignable................................ 18
        6.04.   Inability to Locate Participants and Beneficiaries... 18
        6.05.   Withholding Taxes.................................... 18
        6.06.   Certain Rights Reserved.............................. 18
        6.07.   Severability......................................... 18
        6.08.   Titles and Headings Not to Control................... 19
        6.09.   Governing Law........................................ 19


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Genuity Inc. Executive Deferral Plan                           Table of Contents
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IGHT)

                          ARTICLE I.    INTRODUCTION

1.01.  Name of Plan.

       This Plan shall be known as the Genuity Inc. Executive Deferral Plan.

1.02.  Purposes of Plan.

       The purposes of the Plan are to provide certain employees of the Company the opportunity to defer certain compensation and awards and to enable certain employees to receive the benefit of additional deferred compensation that is comparable to certain matching contributions that the terms of the Genuity Inc. Savings Plan and the Code prevent such employees from receiving under the Genuity Inc. Savings Plan.

1.03.  Effective Date.

       The Plan became effective as of May 22, 2000.

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   Genuity Inc. Executive Deferral Plan                                   Page 1
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                      ARTICLE II.    DEFINITIONS AND USE

2.01.    Definitions.

     Unless the context clearly indicates otherwise, the following terms, when used in the Plan, shall have the meanings set forth below.

     "Annual Deferral" shall mean the deferral with respect to a Plan Year elected by a Participant in accordance with Section 3.03.

     "Article" shall mean an article of the Plan.

     "Award" shall mean any Award under the Long-Term Plan and/or the EIP (as defined in the Long-Term Plan and the EIP, respectively) other than a Stock Option Gain.

     "Base Amount" shall mean annual base salary in the amount of $170,000, as adjusted from time to time pursuant to section 401(a)(17) of the Code; provided that if a Participant is not eligible to participate in the Genuity Inc. Savings Plan during a Plan Year, the "Base Amount" for that Participant in that Plan Year shall be zero.

     "Board" shall mean the Board of Directors of Genuity Inc.

     "Bonus" shall mean any cash compensation received by an employee of the Company in addition to the employee's annual base salary that is not an Award.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     "Committee" shall mean the Executive Compensation Committee of the Board, or any successor thereto.

     "Company" shall mean Genuity Inc.

     "Disability" shall mean a disability that results in a "disability retirement" as that term is defined in the Genuity Inc. Savings Plan, as amended from time to time.

     "EIP" means the Genuity Inc. Executive Incentive Plan, as amended from time to time.

     "Eligible Salary" shall mean that part of an Eligible Employee's annual base salary from the Company in excess of the Base Amount.

     "Eligible Employee" shall mean a key employee designated as an Eligible Employee by the Plan Administrator.

     "Genuity Common Stock" shall mean the Class A common stock of Genuity Inc.

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   Genuity Inc. Executive Deferral Plan                                   Page 2
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     "Long-Term Plan" means the Genuity Inc. Long-Term Stock Incentive Plan, as amended from time to time.

     "Matching Percentage" shall mean the rate at which Eligible Salary shall be matched by the Company under the terms of the Plan. With respect to each Plan Year, the Matching Percentage shall equal the rate at which the Company makes basic Matching Contributions (as defined in the Genuity Inc. Savings Plan) under the Genuity Inc. Savings Plan with respect to that Plan Year.

     "Moody's Rate" shall mean the "Corporate Average" yield of long-term, high-grade corporate bonds as reported by Moody's Investors Service, or such other substantially similar yield designated by the Plan Administrator as the applicable interest rate.

     "Participant" shall mean each Eligible Employee who makes an election pursuant to Section 3.03 and whose accounts hereunder have a positive balance.

     "Person" shall mean any individual, firm, corporation, partnership, joint venture, association, trust, or other entity.

     "Plan" shall mean this Genuity Inc. Executive Deferral Plan, on the date of adoption hereof and as it may be amended from time to time.

     "Plan Administrator" shall mean the Senior Vice President of Human Resources of Genuity Inc. or any other Person designated by the Committee to serve as Plan Administrator.

     "Plan Year" shall mean the calendar year, except that the first Plan Year shall begin on the date determined by the Plan Administrator and shall end on December 31, 2000.

     "Related Entity" shall mean a corporation, partnership, joint venture or other entity in which the Company has an ownership or other proprietary interest of at least ten percent.

     "Retirement" shall mean the voluntary resignation of an Eligible Employee after 15 or more years of service with Genuity Inc. which may include up to a maximum of 11 years of service with any predecessor or formerly affiliated companies of Genuity Inc.

     "Section" shall mean a section of the Plan "Stock Option Gain" shall mean any incremental shares of Genuity Common Stock that a Participant is entitled to receive as a result of the Participant's paying the exercise price of a stock option under the Long-Term Plan with shares of Genuity Common Stock.

     "Termination" shall mean a separation from service with the Company for any reason other than Disability or death.
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   Genuity Inc. Executive Deferral Plan                                   Page 3
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expense.

     "Voting Power" shall mean the voting power of all securities of the Company then outstanding generally entitled to vote for the election of directors of the Company.

2.02.    Gender and Number.

     Masculine pronouns shall refer to both males and females. The singular form shall include the plural, where appropriate.


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               ARTICLE III.    ELIGIBILITY AND ELECTION TO DEFER

3.01.    Eligibility.

     Each Eligible Employee shall be eligible to participate in the Plan as of the date designated by the Committee.

3.02.    Deferral Amounts.

(a) Each Participant shall be eligible to defer up to 100% (or such lesser percentage as the Plan Administrator may determine in its sole discretion) of his Eligible Salary, Bonus, and/or Award for the Plan Year (or the period thereof during which the election is in effect); provided that any such deferral must be made in integral multiples of 1% of the Eligible Salary, Bonus, or Award; and provided further that the Committee may in its sole discretion at any time or from time to time reduce or increase the portion of an Eligible Employee's annual base salary that shall constitute the Eligible Salary.

(b) If the Committee so permits, each Participant shall be eligible to defer his Stock Option Gains up to such percentage and on such terms as may be established by the Committee in its sole discretion.

3.03.    Election to Defer.

(a) A Participant who wishes to defer part of the Eligible Salary, Bonus, or Award that he will earn during a Plan Year shall submit an election to the Plan Administrator that satisfies each of the requirements set forth in paragraphs (1) through (7), below.

     (1) Deadline for Submitting Election. An election with respect to a Plan Year shall be submitted on or before such date established by the Plan Administrator in its sole discretion. An election described in the preceding sentence shall remain in effect until the beginning of the next succeeding Plan Year and shall be deemed to be renewed automatically for such next succeeding Plan Year unless revoked by the Participant by making a new election pursuant to this Section 3.03. An election to defer receipt of part of the Eligible Salary shall apply only to compensation earned after the date the Participant's election is filed with the Plan Administrator.

     (2) Form of Election. The election shall be in writing and in a form acceptable to the Plan Administrator.

     (3) Amount of Deferral. The election shall specify the percentage of his Eligible Salary, Bonus, and/or Award that the Participant wishes to defer in accordance with Section 3.02.

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   Genuity Inc. Executive Deferral Plan                                   Page 5
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     (4)  Treatment of Deferral. If a Participant does not specify that the
          Annual Deferral should be treated as if held entirely in cash, entirely in Genuity Common Stock, partly in cash and partly in Genuity Common Stock (and if so the percentage allocation between cash and Genuity Common Stock in integral multiples of 1%), or in such other investment vehicles as the Committee may allow, the Annual Deferral shall be treated as if held entirely in cash.

     (5) Payment Commencement. The election shall specify the year or events, selected by the Participant in accordance with Section 5.03, as of which payments with respect to the Annual Deferral are to commence under the Plan.

     (6) Method of Payment. In the case of the election of a fixed commencement year pursuant to Sections 3.03(a)(5) and 5.03(a), the election shall specify the method, selected by the Participant in accordance with
          Section 5.02, in which payments with respect to the Annual Deferral are to be made under the Plan.

     (7) Election Irrevocable. Except as otherwise specifically provided in the Plan, the amount of deferral, the treatment of the deferral, the payment commencement date, and the method of payment elected by a Participant with respect to an Annual Deferral in accordance with paragraphs (3) through (6), above, shall not be revocable or subject to modification at any time.

(b) If the Plan Administrator determines, in its sole discretion, that a Participant has incurred unusual, extraordinary expenses or hardship caused by events beyond the Participant's control, such as accident or illness, the Plan Administrator may grant a Participant's request to reduce the amount of his Annual Deferral at any time, provided that the amount of the reduction must be limited to the amount reasonably necessary to relieve the hardship or financial emergency upon which the request is based. A reduction in the deferral percentage effected pursuant to this subsection shall not otherwise alter the terms of the Participant's participation in the Plan. The Plan Administrator may require a Participant who requests a reduction in an Annual Deferral under this subsection (b) to submit such evidence as the Plan Administrator, in its sole discretion, deems necessary or appropriate to substantiate the circumstances upon which the request is based.

(c) A Participant may, within one year prior to normal retirement elect that all or part of such portion of his account that is treated as being held in Genuity Common Stock thereafter be treated as being held in cash or that all or part of such portion of his account that is treated as if held in cash thereafter be treated as if held in Genuity

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     Common Stock; provided that only one such election may be made in any Plan
     Year. The effective date of such a change in hypothetical investment shall be the date of the election.

(d) A Participant may submit a request at any time to the Plan Administrator to modify the payment commencement date, the method of payment, or both, with respect to the Annual Deferral; provided that only one such request may be made in any Plan Year; and provided further that the request must be submitted before any payment is made to the Participant with respect to the Annual Deferral pursuant to ARTICLE V (other than an interim payment
     pursuant to Section 5.04).   If the modification has the effect of
     accelerating all or part of any payment otherwise due the Participant under
     ARTICLE V, the request shall be subject to the approval of the Plan Administrator, which approval the Plan Administrator may grant or deny in its sole discretion. If the modification has the effect of deferring until a later calendar year all or part of any payment otherwise due the Participant under ARTICLE V, the request shall be granted, provided that the request is submitted at least 60 days before the last day of the calendar year immediately preceding the calendar year in which the payment otherwise would have been made to the Participant under ARTICLE V. In no event shall the modification have the effect of accelerating the first day of the payment commencement year to less than one year from the date the modification is submitted to the Plan Administrator.

(e) If a Participant becomes subject to a prohibition against continuing to have all or part of an Annual Deferral being treated as held in Genuity Common Stock because of an actual or potential conflict of interest, he shall be permitted a one-time election on the occurrence of the prohibition to have that portion of such Annual Deferral that is treated as if held in Genuity Common Stock thereafter treated as if held in cash; provided that the Plan Administrator may approve or disapprove such an election in its sole discretion. The effective date of such an election shall be the first day of the month next following the month in which the election is received (or, if later, approved) by the Plan Administrator. Within a reasonable amount of time from the removal of the prohibition referred to in the first sentence of this subsection (e), the Participant shall be afforded an election to treat as if held in Genuity Common Stock that portion of his account that was treated as if held in cash pursuant to the first sentence of this subsection (e); provided that the Plan Administrator may approve or disapprove such an election in its sole discretion. The effective date of the election referred to in the preceding sentence shall be the first day of the calendar quarter next following the calendar quarter in which such election is received (or, if later, approved) by the Plan Administrator. The dollar value of the hypothetical shares of Genuity Common Stock with respect to which the elections described in this subsection (e) are made shall be calculated in accordance with Section 4.02(b).

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   Genuity Inc. Executive Deferral Plan                                   Page 7
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3.04.  Designation of Beneficiaries.

     A Participant who makes a deferral election pursuant to Section 3.03 may designate one or more beneficiaries under the Plan. Notwithstanding Section 3.03(a)(7), a Participant may, at any time, revoke a prior designation and make a new designation pursuant to this Section 3.04. Any such designation or revocation shall be in writing and shall be submitted to the Plan Administrator prior to the Participant's death in such form and in such manner as is acceptable to the Plan Administrator.

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   Genuity Inc. Executive Deferral Plan                                   Page 8
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                     ARTICLE IV.    ACCOUNTS AND INTEREST

4.01.    Accounts.

(a) Establishment of Accounts. A separate bookkeeping account shall be maintained for each Participant. Such account shall be (1) credited with the amounts deferred by the Participant pursuant to Section 3.03, (2) credited (or charged, as the case may be) with the hypothetical investment results determined pursuant to Section 4.02, and (3) charged with the amounts paid by the Plan to or on behalf of the Participant pursuant to
     ARTICLE V.

(b) Subaccounts. Within each Participant's account, separate subaccounts shall be maintained to the extent necessary for the administration of the Plan. For example, it may be necessary to maintain separate subaccounts where the Participant has specified different payment commencement dates or different methods of payment with respect to his Annual Deferrals for different Plan Years.

4.02.    Hypothetical Investment Performance.

(a) Deemed Investment in Cash. If an Annual Deferral is treated as if held in cash, the balance in a Participant's account that is so treated shall be determined in accordance with the following rules:

     (1) Cash Credits. Any amount that would have been paid to a Participant during a calendar quarter but for his deferral election pursuant to
          Section 3.03 shall be credited to his account.

     (2) Interest. Interest shall be credited to the account as follows: any cash credits during the calendar quarter shall earn interest from the day they are credited to the Participant's account, and any payments made from the account shall cease to earn interest on the day they are subtracted from the account. Cash balances under the account as of the end of the immediately preceding calendar quarter that were not withdrawn during the calendar quarter shall earn interest for the entire calendar quarter. The rate at which interest shall be credited for purposes of this section shall be the equivalent of an annualized rate equal to the Moody's Rate as of the day immediately preceding the beginning of the applicable calendar quarter.

(b) Deemed Investment in Genuity Common Stock. If an Annual Deferral is treated as if held in Genuity Common Stock, the balance in a Participant's account that is so treated shall be determined in accordance with the following rules:

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     (1)  Conversion into Genuity Common Stock. Any amount that would have been paid to a Participant during a calendar quarter but for his deferral election pursuant to Section 3.03 and any matching contributions pursuant to Section 4.03 shall be converted into an equivalent number of hypothetical shares of Genuity Common Stock (including hypothetical fractional shares) by dividing the amount deferred for that calendar quarter by the average closing price of Genuity Common Stock on Nasdaq (or any other reporting system or market selected by the Committee) for the last 20 trading days of the immediately preceding calendar quarter.

     (2) Deemed Reinvestment of Dividends. The number of hypothetical shares of Genuity Common Stock credited to a Participant's account pursuant to paragraph (1), above, shall be increased on each date that a dividend is paid on Genuity Common Stock. The number of additional hypothetical shares of Genuity Common Stock credited to a Participant's account as a result of such increase shall be determined, first, by multiplying the total number of hypothetical shares of Genuity Common Stock credited to the Participant's account on the dividend record date by the amount of the dividend declared per share of Genuity Common Stock on the dividend declaration date, and, then, by dividing the product so determined by the closing price of Genuity Common Stock on Nasdaq (or any other reporting system or market selected by the Committee) on the dividend declaration date (or if there was no reported sale of Genuity Common Stock on such date, on the next preceding day on which there was such a reported sale).

     (3) Conversion Out of Genuity Common Stock. The dollar value of the hypothetical shares of Genuity Common Stock paid to or withdrawn from a Participant's account on any date shall be determined by multiplying the number of hypothetical shares of Genuity Common Stock paid to or withdrawn from the Participant's account on that date by the closing price of Genuity Common Stock on Nasdaq (or any other reporting system or market selected by the Committee) on that date.

     (4) Effect of Recapitalization. In the event of a transaction or event described in this paragraph (4), the number of hypothetical shares of Genuity Common Stock credited to a Participant's account shall be adjusted in such manner as the Plan Administrator, in its sole discretion, deems equitable. A transaction or event is described in this paragraph (4) if and only if (A) it is a dividend or other distribution (whether in the form of cash, shares, other securities, or other property), extraordinary cash dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities, the issuance of warrants or other rights to purchase

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  Genuity Inc. Executive Deferral Plan                                   Page 10
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          shares or other securities, or other similar corporate transaction or event, and (B) the Plan Administrator determines that such transaction or event affects the shares of Genuity Common Stock, such that an adjustment pursuant to this paragraph (4) is appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(c) Deemed Investment in Other Investment Vehicles. An Annual Deferral may be treated as if held in such other investment vehicles as the Committee in its discretion may permit. If an Annual Deferral is treated as if held in such other investment vehicle, the balance in a Participant's account that is so treated shall be determined in accordance with such rules as the Committee in its discretion may provide.

4.03.    Matching Contributions.

(a) The Company shall credit to each Participant's account a number of hypothetical shares of Genuity Common Stock equal in value to the Matching Percentage of the percentage of the Participant's Eligible Salary that the Participant defers for each Plan Year; provided that the percentage of the Participant's Eligible Salary that shall be taken into account for this purpose shall not exceed the percentage of the Participant's compensation that is eligible for a matching contribution under the Genuity Inc. Savings Plan; and provided further that such hypothetical shares shall be credited only if the Participant is a participant in the Genuity Inc. Savings Plan and is eligible for a basic Matching Contribution under the Genuity Inc. Savings Plan for that Plan Year and has made Pre-Tax Contributions under the Genuity Inc. Savings Plan for that Plan Year that (i) in the aggregate equal 6% of the Base Amount and (ii) satisfy any other requirements established in the Genuity Inc. Savings Plan.

(b) The Plan Administrator may credit to a Participant's account, for equitable reasons and good cause shown, an additional number of hypothetical shares (including fractional shares) of Genuity Common Stock equal in value to any Matching Contribution not credited to the Participant's account under the Genuity Inc. Savings Plan because of limits placed on such Matching Contributions under the terms of the Code or the Genuity Inc. Savings Plan; provided that, to the extent that the amount of such credit depends on the extent to which the Participant makes or does not make elective deferrals under the qualified cash or deferred arrangement under the Genuity Inc. Savings Plan, the credit shall not be made unless, for the pertinent Plan Year, the Participant has made the maximum elective deferral permissible under section 402(g) of the Code or the maximum elective deferral permitted under the terms of the Genuity Inc. Savings Plan.

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(c)  If the Participant is not eligible to participate in the Genuity Inc.
     Savings Plan, the Company shall credit to the Partcipant's account a number of hypothetical shares of Genuity Common Stock equal in value to the Matching Percentage of the percentage of the Participant's Eligible Salary that the Participant defers for each Plan Year; provided that the percentage of the Participant's Eligible Salary that shall be taken into account for this purpose shall not exceed the percentage of the Participant's compensation that is eligible for a matching contribution under the Genuity Inc. Savings Plan; and provided further that such hypothetical shares shall be credited only if the Plan Administrator determines that the Participant would have been eligible for a basic Matching Contribution under the Genuity Inc. Savings Plan for that Plan Year had the Participant been eligible to participate in the Genuity Inc. Savings Plan for that Plan Year and that the Participant has satisfied any other requirements that the Plan Administrator imposes in its discretion.

(d) For purposes of subsections (a), (b), and (c) above, the value of a hypothetical share of Genuity Common Stock shall be calculated in the same manner as basic Matching Contributions under the Genuity Inc. Savings Plan are calculated. Hypothetical shares credited to a Participant's account pursuant to this Section 4.03 shall be credited as of the same date as of which basic Matching Contributions are made under the Genuity Inc. Savings Plan and shall be treated in accordance with Section 4.02(b).

4.04.    Hypothetical Nature of Accounts and Investments.

     Each account and investment established under this ARTICLE IV shall be hypothetical in nature and shall be maintained for bookkeeping purposes only. Neither the Plan nor any of the accounts established hereunder shall hold any actual funds or assets. The right of any person to receive one or more payments under the Plan shall be an unsecured claim against the general assets of the Company. Any liability of the Company to any Participant, former Participant, or beneficiary with respect to a right to payment shall be based solely upon contractual obligations created by the Plan. Neither the Company, the Board, nor any other Person shall be deemed to be a trustee of any amounts to be paid under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant or any other Person.

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                            ARTICLE V.    PAYMENTS

5.01.    Exclusive Entitlement to Payment.

     A Participant's deferral election pursuant to Section 3.03 shall constitute a waiver of his right to receive the amount deferred and an agreement to receive in lieu thereof the amounts payable to him at the times and in the amounts specified in this ARTICLE V. No other amounts shall be due under the Plan or otherwise as a result of a Participant's deferral election pursuant to Section 3.03.

5.02.    Method of Payment.

     The payments to a Participant with respect to an Annual Deferral shall be made solely in cash pursuant to the method provided for in either paragraph (a) or (b), below, that is selected by the Participant in accordance with Section 3.03(a)(6), unless paragraph (c), below, is applicable. A Participant may select different methods of payment with respect to his Annual Deferrals for different Plan Years.

(a) Lump Sum. A Participant may elect to receive payment with respect to an Annual Deferral in a lump sum. The lump sum shall be payable to the Participant in cash as of the first business day of the payment commencement year. The lump sum shall equal the portion of the balance in the Participant's account attributable to the Annual Deferral, determined as of the date of payment.

(b) Installments. A Participant may elect to receive the payments with respect to an Annual Deferral either in annual, semi-annual, quarterly or monthly installments for a period of not less than two or more than 20 years; provided that the number of years elected shall not extend the period of payment beyond the life expectancy of the Participant as determined under Table V of Treas. Reg. (S) 1.72-9 (as amended from time to time), determined on the basis of his age on the date as of which payments would commence. If the number of years elected by a Participant would otherwise exceed the limits imposed by the preceding provisions of this Section 5.02(b), he shall be deemed to have elected the maximum number of years permitted under such preceding provision. Installments shall be payable to the Participant:

     (1)  if the Participant elects payment commencement in accordance with
          Section 5.03(a), beginning as of the first business day of the year selected as the payment commencement year; or

     (2)  if the Participant elects payment commencement in accordance with
          Section 5.03(b), beginning as of the date specified in that Section.

     Each installment shall equal the portion of the balance in the Participant's account attributable to the Annual Deferral, determined as of the date the

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     installment is payable, multiplied by a fraction the numerator of which is one, and the denominator of which is the excess of the total number of installments elected by the Participant over the number of installment payments previously made under the schedule. For example, the respective fractions under a five-year schedule of annual installments are 1/5 for the first installment, 1/4 for the second installment, 1/3 for the third installment, 1/2 for the fourth installment, and 1/1 for the fifth and final installment.

(c) Automatic Cash-Out. A Participant who separates from service with the Company and whose entire account balance is equal to or less than $10,000 shall receive payment in the form of a lump sum. The lump sum shall be payable to the Participant in cash as soon as is reasonably practicable after the Participant's separation from service.

5.03.    Payment Commencement.

     Unless otherwise specifically provided in the Plan (including but not limited to Section 5.05), the payments to a Participant with respect to an Annual Deferral shall commence in accordance with paragraph (a), (b), or (c), below, as selected by the Participant in accordance with Section 3.03(a)(5).

(a) Fixed Commencement Year. A Participant may select a specific year for the commencement of payments; provided that, if any of the events described in paragraph (b), below, occur before the payment commencement date selected pursuant to this paragraph (a), payment shall commence in accordance with paragraph (b). A Participant may select different payment commencement years with respect to his Annual Deferrals for different Plan Years.

(b) Termination, Disability, or Death. A Participant may select as the payment commencement date the date of his Termination, Disability, or death.

     (1) Termination. A Participant who incurs a Termination shall be paid any amounts deferred in annual installments over a period of 10 years or the payment schedule requested, in accordance with Section 5.02, at the time of Termination, whichever is shorter; provided that the Plan Administrator, in its sole discretion, may approve or deny any payment schedule requested at the time of Termination; provided further that no payment shall be made until the first business day more than 30 days after the date of Termination; and provided further that, if at the time of Termination payments have commenced pursuant to paragraph
          (a), above, such payments shall continue according to the schedule on which they were then being paid.

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     (2)  Disability. A Participant who incurs a Disability shall be paid any amounts deferred in annual installments over a period of 10 years; provided that a Participant at the time of onset of Disability may request a fewer number of installments; provided further that the Plan Administrator, in its sole discretion, may approve or disapprove any payment schedule requested at the time of onset of Disability; provided further that no payment shall be made until the first business day of the first calendar quarter that begins after the date of Disability; and provided further that, if at the time of the onset of the Disability payment has commenced pursuant to paragraph (a), above, or the preceding provisions of this paragraph (b), such payments shall continue according to the schedule on which they were then being paid.

     (3) Death. If a Participant dies before receiving any or all of the balance in the Participant's account, the entire balance in the Participant's account shall be paid as soon as practicable after the Participant's death in a lump sum to the beneficiary designated by the Participant in accordance with Section 3.04, or, if there is no such beneficiary, to the Participant's estate.

5.04.    Accelerated Distributions.

(a) Hardship. Upon request, the Plan Administrator may permit the payment of all or part of a Participant's account if the Plan Administrator, in its sole discretion, determines that the Participant has incurred unusual, extraordinary expenses or hardship caused by events beyond the Participant's control, such as accident or illness. The amount that may be withdrawn shall be limited to the amount reasonably necessary to relieve the hardship or financial emergency upon which the request is based. The Plan Administrator may require a Participant who requests a payment under this subsection (a) to submit such evidence as the Plan Administrator, in its sole discretion, deems necessary or appropriate to substantiate the circumstances upon which the request is based.

(b) Other. At any time, a Participant may elect that 94% of all (or a designated portion of) his account balance shall be paid to him 61 days following the filing of such an election; provided that the Plan Administrator may approve or disapprove such election in its sole discretion. If a Participant receives a payment pursuant to this subsection (b), the remaining 6% of the Participant's entire account balance (or the designated portion thereof) shall be permanently forfeited and shall not be paid to, or in respect of, the Participant.

5.05.    Forfeiture of Rights.

     A Participant who is terminated as a result of conviction of a felony, who misuses or misappropriates Company assets or confidential information of the Company, or violates other forfeiture provisions as determined by the Plan Administrator either while employed by the

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  Genuity Inc. Executive Deferral Plan                                   Page 15
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Company or following a separation from service with the Company, may in the discretion of the Plan Administrator forfeit all rights to any payments under the Plan that would otherwise be payable to the Participant or his beneficiaries on or after the initial date of such action by the Participant. A Participant shall not be deemed to have misused Company assets or confidential information of the Company within the meaning of this subsection (a) unless and until there shall have been delivered to him a notice from the Plan Administrator (after reasonable notice to the Participant and an opportunity for the Participant, together with counsel, to be heard before the Plan Administrator), finding that the Participant has misused Company assets or confidential information of the Company or violated other forfeiture provisions as determined by the Plan Administrator and specifying the particulars thereof in detail.

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

                         ARTICLE VI.    MISCELLANEOUS

6.01.    Plan Administration.

(a)  In General.  Except to the extent the Plan specifically provides otherwise:
     (i) the Plan Administrator shall have the discretionary authority to interpret the Plan and to decide any and all matters arising under the Plan, including without limitation the right to determine eligibility for participation, benefits, and other rights under the Plan; the right to determine whether any election or notice requirement or other administrative procedure under the Plan has been adequately observed; the right to determine the proper recipient of any distribution under the Plan; the right to remedy possible ambiguities, inconsistencies, or omissions by general rule or particular decision; the right to make factual findings under the Plan; and the right otherwise to interpret the Plan in accordance with its terms; and (ii) the Plan Administrator's determination on any and all questions arising out of the interpretation or administration of the Plan shall be final, conclusive, and binding on all parties.

(b) Plan Amendment and Termination. The Board may amend, suspend, or terminate the Plan at any time. Upon termination of the Plan, all amounts deferred before the date of termination, and any rights to payment with respect to such deferred amounts, shall continue to be governed by the provisions of the Plan.

(c) The Company reserves the right to charge fees to Participants for set-up and/or maintenance of deferral accounts.

6.02.    Appeals Procedure.

     A claimant who has been denied a claim for benefits, in whole or in part, may, within a period of 60 days following his receipt of the denial, request a review of such denial before the Plan Administrator by filing a written notice with the Plan Administrator. In connection with an appeal, the claimant (or his authorized representative) may review pertinent documents and may submit evidence and arguments in writing to the Plan Administrator. The Plan Administrator may decide the questions presented by the appeal and shall issue to the claimant a written notice setting forth: (1) the specific reasons for the decision and (2) specific reference to the pertinent Plan provisions on which the decision is based. The notice shall be issued within a period of time not exceeding 60 days after receipt of the request for review; provided that, if special circumstances should require, such period of time may be extended for an additional 60 days commencing at the end of the initial 60-day period. Written notice of any such extension shall be provided to the claimant prior to the expiration of the initial 60-day period. The decision of the Plan Administrator shall be final and conclusive.

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6.03.    Rights Not Assignable.

     A Participant's rights and interest under the plan may not be assigned or transferred. In the case of any former Participant's death, payment, if any, under the Plan shall be made to the Participant's surviving spouse or designated beneficiary in accordance with the provisions of the Plan. However, the immediately preceding sentences shall not apply with respect to an order which satisfies the requirements for a qualified domestic relations order set forth in
Section 206(d)(3)(B)(i) of the Employee Retirement Income Security Act of 1974, as amended, which is issued with respect to a Participant's right or interest under the Plan, and benefits shall be payable to the alternate payee designated in the order in accordance with the terms and conditions thereof.

6.04.    Inability to Locate Participants and Beneficiaries.

     Each Participant or beneficiary entitled to receive payment under the Plan shall keep the Plan Administrator advised of his current address. If the Plan Administrator is unable for a period of 36 months to locate a Participant or beneficiary to whom a payment is due under the Plan, commencing with the first day of the month as of which such payment first comes due, the total amount payable to such Participant or beneficiary shall be forfeited. Should such a Participant or beneficiary contact the Plan Administrator requesting payment thereafter, the Plan Administrator shall, upon satisfaction of its requests for any corroborating documentation, restore and pay the forfeited payment in a lump sum, the value of which shall not be adjusted to reflect any interest or other type of investment earnings or gains for the period of forfeiture.

6.05.    Withholding Taxes.

     The Plan Administrator may make any appropriate arrangements to deduct from all Annual Deferrals and payments hereunder any taxes that the Plan Administrator reasonably determines to be required by law to be withheld from such Annual Deferrals and payments.

6.06.    Certain Rights Reserved.

     Nothing in the Plan shall confer upon any employee of the Company or other Person the right: (1) to continue in the employment or service of the Company or affect any right that the Company may have to terminate the employment or service of (or to demote or to exclude from future participation in the Plan) any such employee or other Person at any time for any reason; (2) to participate in the Plan; or (3) to receive an annual base salary of any particular amount.

6.07.    Severability.

     If any provision of the Plan is held unlawful or otherwise invalid or unenforceable in whole or in part, such unlawfulness, invalidity, or unenforceability shall not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required

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  Genuity Inc. Executive Deferral Plan                                   Page 18
under the Plan is held unlawful or otherwise invalid or unenforceable, such unlawfulness, invalidity, or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and, if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity, or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid, or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid, or unenforceable shall be made or provided under the Plan.

6.08.    Titles and Headings Not to Control.

     The titles to Articles and the headings of Sections, subsections, paragraphs, and subparagraphs in the Plan are placed herein for convenience of reference only and, as such, shall have no force or effect in the interpretation of the Plan.

6.09.    Governing Law.

     To the extent not preempted by federal law, the provisions of the Plan will be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this provision to the substantive law of another jurisdiction.


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  Genuity Inc. Executive Deferral Plan                                   Page 19